Exhibit 3.25

CERTIFICATE OF INCORPORATION

OF

COGNIZANT INDIA HOLDING CORPORATION

* * * * * * * * * * * * *

First: The name of the corporation is:

Cognizant India Holding Corporation

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1 209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of capital stock which the corporation shall have authority to issue is one thousand (1000) shares of Common Stock; each such share shall have a $1.00 par value.

Fifth: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Ellenore O’Hanrahan	% The Dun & Bradstreet Corporation 187 Danbury Road Wilton, Connecticut 06897

Sixth: The corporation shall have perpetual existence.

Seventh: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

Eighth: Elections of directors need not be by written ballot unless the By- Laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the corporation.

Ninth: Directors of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Tenth: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of September, 1996.

/s/ Ellenore O’Hanrahan
Ellenore O’Hanrahan, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COGNIZANT INDIA HOLDING CORPORATION

* * * *

Cognizant India Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

First: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Article 1 of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

“1.	The name of the corporation is:

IMS Health India Holding Corporation.”

Second: That in Lieu of a meeting and vote of shareholders, the sole shareholder has given unanimous written consent to said amendment in accordance with the provisions of § 228 of the General Corporation Law of the State of Delaware.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of § 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, said Cognizent lndia Holding Corporation has caused this certificate to be signed by Kenneth S. Siegel, its Secretary, this 17th day of August, 1998.

Cognizant India Holding Corporation

/s/ Kenneth S. Siegel
Kenneth S. Siegel
Secretary

IMS HEALTH INDIA HOLDING CORPORATION

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

IMS Health India Holding Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of the Corporation, by the written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Section 1 of the Certificate of Incorporation shall be deleted in its entirety and the following new Section 1 shall be inserted in lieu thereof:

“The name of the corporation is IQVIA Commercial India Holdings Corp.” (hereinafter referred to as the “Corporation”).

2. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment to Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of November, 2017.

IMS Health India Holding Corporation

By:	/s/ James H. Erlinger
Name:	James H. Erlinger III
Title:	President